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                                                                   EXHIBIT 10.13

             Sagent KK Non-Exclusive Japanese Distribution Agreement


                                 Sagent KK Japan

                                       and

                     Kawasaki Steel Systems R&D Corporation




                                December 17, 1997
                          Palo Alto, California, U.S.A



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                     SAGENT KK NON-EXCLUSIVE JAPANESE DISTRIBUTION AGREEMENT



This Sagent KK Non-Exclusive Japanese Distribution Agreement ("Agreement"), effective as of this day of ____________________ (the "Effective Date"), is entered into at Palo Alto, California, U.S.A., by and between Sagent KK Japan, having offices in Japan ("Sagent KK"), and Kawasaki Steel Systems R&D Corporation, having offices at 3-3-3, Toyosu, Koto-ku, Tokyo 135, Japan ("Distributor").



BACKGROUND

Sagent KK is in the business of developing and licensing computer software. Distributor desires to market and distribute such computer software in the Territory (as defined below), and Sagent KK agrees to authorize Distributor to so market and distribute such computer software, pursuant to the terms and conditions set forth below.



AGREEMENT

Now, therefore, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties agree as follows:



1.      DEFINITIONS


        1.1 "Products" shall mean those products listed in Exhibit-A attached hereto, as such products may be added to or abandoned by Sagent KK in Sagent KK's sole discretion from time to time during the term of this Agreement.

        1.2 "Software Products" shall mean the computer software in executable form in the Products.

        1.3 "Manuals" shall means the quick reference, manuals, technical references etc. all of which are fixed to the paper as documents with respect to the Products.

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        1.4 Sale and Purchase of Products. All references in this Agreement to the "sale" or "selling" of Products that are computer software shall mean a license to use such Products and the sale of the tangible media on which the Products are distributed. All references in this Agreement to the "purchase" of Products that are computer software shall mean a license to use such Products and the purchase of the tangible media on which the Products are distributed.

        1.5 "Territory" shall be all of Japan.

        1.6 "Acceptance Date" shall have the meaning set forth in Section 13.1.



2.      APPOINTMENT


        2.1 Appointment of Distributor. Conditioned upon Distributor's continued satisfaction of the terms and conditions of this Agreement, Sagent KK hereby appoints Distributor, and Distributor hereby accepts appointment, as Sagent KK's non-exclusive Distributor for the licensing, sale and distribution of Products to customers in the Territory only for use in the Territory, provided that the said customer may export its application programs developed by it using the Products to its subsidiary or affiliated companies located outside the Territory. Distributor shall not reproduce the Products, and Distributor shall not license, sell or distribute the Products except as expressly set forth in this Agreement. Distributor agrees that it shall not offer for sale, sell, license or otherwise distribute Products acquired by it from any entity other than directly from Sagent KK without the prior written approval of Sagent KK.

        2.2 Distribution outside the Territory. Distributor shall limit its sales activities with respect to the Products to customers located in the Territory, and shall refrain from marketing, licensing or selling the Products outside of the Territory except to the extent such activities may not be restricted under applicable law.

        2.3 Appointment of Subdistributors. Distributor may appoint subdistributors to act on the Distributor's behalf only on prior written approval of Sagent KK;
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provided, however, that any compensation to such subdistributors shall be solely the Distributor's responsibility. Any agreement with such agent or subdistributor with respect to Products shall be coterminous with this Agreement.

        2.4 Independent Contractor Status. The relationship of Sagent KK and Distributor established by this Agreement is that of independent contractors, and neither party is an employee, agent, partner or joint venture of the other. Distributor shall not be considered an agent or legal representative of Sagent KK for any purpose, and neither Distributor nor any director, officer, agent, or employee of Distributor shall be, or be considered, an agent or employee of Sagent KK. Distributor is not granted and shall not exercise the right or authority to assume or create any obligation or responsibility on behalf of or in the name of Sagent KK. All sales and other agreements between Distributor and its customers and subdistributors are Distributor's sole responsibility and will have no effect on Sagent KK's obligations under this Agreement.

        2.5 Operations and Expenses. The detailed operations of Distributor under this Agreement are subject to the sole control and management of Distributor. Distributor shall be responsible for all of its own expenses and employees. Distributor shall provide, at its own expense, such office space and facilities, and hire and train such personnel, as may be required to carry out its obligations under this Agreement. Distributor agrees that it shall incur no expense chargeable to Sagent KK, except as may be specifically authorized in advance in writing in each case by Sagent KK.

        2.6 No Other Rights. Except as expressly provided in this Agreement, no right, title or interest is granted by Sagent KK to Distributor. Sagent KK may distribute the Products in the Territory, either directly or indirectly, for any and all uses, and no right, title or interest is granted by Sagent KK to Distributor relating to products other than the Products.

3.      OBLIGATIONS OF DISTRIBUTOR


        3.1 Diligence. Distributor shall use its commercially reasonable efforts to promote the marketing and distribution of the Products.
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        3.2 Costs and Expenses. Except as expressly set forth herein,
Distributor shall be solely responsible for all costs and expenses related to the advertising, marketing, promotion, and distribution of the Products and for performing its obligations hereunder.

        3.3 Promotional Materials. Distributor shall maintain an adequate inventory of Sagent KK's current sales materials and samples ("Sales Materials") and shall use such Sales Materials in an efficient and effective manner to promote the sale of the Products in the Territory. Distributor shall translate Sales Materials into all applicable languages of the Territory at Distributor's sole expense for distribution to customers, and Distributor shall prepare and distribute such translated Sales Materials in a professional format consistent with Sagent KK's original materials, subject to final approval by Sagent KK ("Translated Works"). Distributor agrees that all Translated Works created by Distributor, and all intellectual property rights therein, shall be the sole property of Sagent KK, and Distributor hereby assigns to Sagent KK all worldwide right, title, and interest to the Translated Works and all intellectual property therein.

3.4    Reports.

                  3.4.1 Annual Financial Reports. Distributor shall provide to Sagent KK annual audited financial reports, which reports shall (i) be provided to Sagent KK no later than three (3) months after the close of Distributor's applicable fiscal year, and (ii) be treated as Confidential Information pursuant to the terms of Article 10 below.

                  3.4.2 Sales Activities. Within thirty (30) days after the end of each calendar quarter, Distributor shall send to Sagent KK a sales activities report including the names of customers, quantities of Products purchased, Yen amounts invoiced to and received from such customers, and customer backlog and inventory status of Products, and further shall maintain records of the same.
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        3.5 Relations with Customers. Distributor shall process and ship each customer order in a timely fashion. Distributor shall provide to customers any and all instructions, precautions, and other warnings provided by Sagent KK to Distributor; and Sagent KK shall provide to Distributor any such instructions, precautions, and other warnings as Sagent KK in its sole discretion deems necessary or desirable.

        3.6 Product Representations. Distributor shall not to make any representations with respect to the Products other than those expressly authorized in writing in Sagent KK's written data sheets.

        3.7 Indemnification. Distributor agrees to indemnify and hold Sagent KK, its officers, directors, employees, successors, and assigns harmless from and against any and all losses, damages, or expenses of whatever form or nature, including reasonable attorneys' fees and other reasonable costs of legal defense, whether direct or indirect, that they, or any of them, may sustain or incur as a result of any acts or omissions of Distributor or any of its directors, officers, employees, or agents, including but not limited to (i) breach of any of the provisions of this Agreement, (ii) negligence or other tortious conduct, (iii) representations or statements not specifically authorized by Sagent KK herein or otherwise in writing, or (iv) violation by Distributor (or any of its directors, officers, employees, or agents) of any applicable law, regulation, or order in or of the Territory or the United States.

4.      PRODUCTS


        4.1 Product Prices. The prices to be paid by Distributor to Sagent KK for Products hereunder shall be List Prices for the Products less the discount(s) set forth in Exhibit-B attached hereto ("Prices"). "List Prices" as used herein shall mean the prices set forth in Sagent KK's then-current customer price schedules or bulletins. Prices shall be F.O.B. Sagent KK's facilities in Tokyo, Japan. All prices are expressed and shall be payable in Japanese Yen. The difference between List Prices and Prices shall be Distributor's sole remuneration from Sagent KK for the distribution and sale of Products hereunder.
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               Sagent KK gives Distributor an option ("Option") to increase discount rate as set forth in Exhibit-B hereto. Distributor may exercise the Option by providing written notice to Sagent KK thirty (30) days prior to the first anniversary of the Acceptance Date. In this case, the quarterly minimum guaranteed revenue of Sagent KK as set forth in Exhibit C attached hereto shall increase as set forth therein.

        4.2 Price Changes. List Prices are subject to change by Sagent KK at any time in its sole discretion. List Price changes shall be effective immediately and applicable to all purchase orders whether or not accepted prior to the effective date of the List Price change.

        4.3 Product Changes. Sagent KK reserves the right from time to time in its sole discretion, without incurring any liability to Distributor with respect to any previously placed Purchase Order (as defined in Section 5.1 below), to discontinue or to limit its production of any Product; to allocate, terminate or limit deliveries of any Product in time of shortage; to alter the design or construction of any Product; to add new and additional products to the Products; and upon prior consent of Distributor, to materially change its sales and distribution policies which may affect the conditions contained in this Agreement, not inconsistent with the terms of this Agreement.

        4.4 Discontinued Product. In the event Sagent KK discontinues sale of any Product, it shall give Distributor prompt notice thereof. Within sixty (60) days following the date of such discontinuation notice, Distributor may elect to return for credit against future purchases hereunder any of the discontinued Products (including samples) purchased by Distributor during the three (3) months prior to the date of such notice which have not been used or sold and which are in Distributor's inventory as of the date of that notice from Sagent KK.

5.      PURCHASE ORDERS


        5.1 Purchase Orders. All orders for Products submitted by Distributor shall be initiated by written purchase order in form acceptable to Sagent KK (each a
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"Purchase Order"); provided, however, that an order may initially be placed orally, by fax or by e-mail if a confirmational Purchase Order is received by Sagent KK within five (5) days of said oral, fax, or e-mail order. All Purchase Orders for Products are subject to acceptance by Sagent KK in writing, and Sagent KK shall have no liability to Distributor with respect to Purchase Orders that are not accepted. No partial acceptance of a Purchase Order shall constitute the acceptance of the entire Purchase Order, absent the written acceptance of such entire Purchase Order.

        5.2 Agreement Governs. Purchase Orders shall be governed by the terms of this Agreement. Nothing contained in any Purchase Order shall in any way modify or delete the terms and conditions contained herein or add any additional or different terms or conditions to the terms and conditions of this Agreement.

        5.3 Order Changes. Purchase Orders may be canceled only with Sagent KK's prior written approval. Cancellation of a Purchase Order is subject to a restocking charge equal to ten percent (10%) of the aggregate value of such Purchase Order.

5.4    Marketing.

                  5.4.1 Use of Proprietary Right. Distributor may represent itself as "the authorized distributor of Sagent Technology, Inc. ("Sagent US") and is authorized by Sagent KK to use, and shall use, the trademarks, trade names, and logos that Sagent KK uses for the Products in connection with Distributor's advertisement, promotion, and distribution of the Products, provided that Sagent KK shall have reviewed and approved of all materials used in connection therewith. Distributor's use of such trademarks, trade names, and logos will be in accordance with Sagent KK policies in effect from time to time regarding trademark, trade name, and logo usage. Distributor agrees not to affix any Sagent KK trademark, trade name, or logo to any non-Sagent KK product.

                  5.4.2 Grant of Proprietary Right. Distributor will include on each Product that it distributes, and on all containers and storage media thereof, all
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trademark, trade name, copyright, and other notices of proprietary rights included by Sagent KK on such Product. Distributor agrees not to alter, erase, deface, or overprint any such notice on anything provided by Sagent KK. Distributor has paid no consideration for the use of Sagent KK's trademarks, trade names, Logos, or copyrights, and nothing contained in this Agreement shall give Distributor any interest in any of them. Distributor acknowledges that Sagent KK owes and retains all copyrights and other proprietary rights in the Products and agrees that it will not at any time during or after the term of this Agreement assert or claim any interest in or do anything that may adversely affect the validity or enforceability of any trademark, trade name, copyright, or logo belonging to or licensed to Sagent KK (including, without limitation, any act, or assistance to any act, which may infringe on lead to the infringement of any copyright in the Products).

                  5.4.3 Protection of Proprietary Right. Distributor agrees to use reasonable efforts to protect Sagent KK's and Sagent US' proprietary rights and to cooperate without charge in Sagent KK's and Sagent US's efforts to protect its proprietary rights. Distributor agrees to promptly notify Sagent KK and Sagent US of any known or suspected breach of Sagent KK's or Sagent US's proprietary rights that comes to Distributor's attention. If the party committing, or suspected to be committing, such a breach is a customer of Distributor, Distributor shall take legal action, at its own expense, against such party so as to immediately terminate any such breach.

6.      PAYMENT; TAXES


        6.1 Payment Terms. Payment of any and all amounts due under this Agreement shall be in Japanese Yen. Distributor shall either (i) pay for Products at the end of the immediately following month during which Distributor receives such Products by wire transfer to Sagent KK's designated bank account. All exchange, interest, banking, collection and other charges shall be at Distributor's expense.

        6.2 Offsets. Any credits, allowances, or other amounts payable to or creditable by Distributor shall be subject to offset for any claims or other amounts owed by Distributor to Sagent KK pursuant to the provisions of this Agreement.
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        6.3 Taxes. Prices do not include and are net of any domestic governmental taxes or charges of any kind that may be applicable to the sale, licensing, marketing or distribution of the Products, including without limitation excise, sales, use, consumption or value-added taxes. Distributor shall be responsible for and shall pay all such taxes and charges levied against Sagent KK in a timely manner. When Sagent KK has the legal obligation to pay or collect such taxes, excluding consumption tax and taxes on the income of Sagent KK, the appropriate amount shall be invoiced to Distributor and paid by Distributor within thirty (30) days of the date of invoice unless Distributor provides Sagent KK with a valid tax exemption certificate authorized by the appropriate taxing authority.

7.      DELIVERY; REJECTION


        7.1 Shipment and Delivery. Sagent KK shall furnish Distributor with at least a single master copy of the current versions of the Products as well as United States version of the same, and shall hereafter furnish to Distributor a single master copy (collectively "Master Copies"') of any and all improvements, modifications, and enhancements to the Products that Sagent KK does not furnish to its licensees as a separately priced product. Ownership of, and title to, such master copies and all such improvements, modifications, and enhancements thereto, and any reproductions thereof, shall at all times remain with Sagent KK. Such improvements, modifications, and enhancements shall be distributed by Distributor pursuant to the terms and conditions of this Agreement. All other improvements, modifications, and enhancements to the Products, all new versions and releases of the Products, and all new Products that are in the same product line as the Products shall be distributed by Distributor if and only if Sagent KK requires that Distributor distribute such software. Such distribution shall be on the terms and conditions of this Agreement.

               Sagent KK shall deliver a Master Copy of Software Products in a suitable pack for shipment in Sagent KK's standard shipping cartons to Distributor in time for official release date of each version of the Products.

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Manuals delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in Sagent KK's standard shipping cartons, marked for shipment to the destination specified in Distributor's Purchase Order, and delivered to the carrier agent F.O.B. Sagent KK's facility in Tokyo, Japan, at which time risk of loss shall pass to Distributor. Unless otherwise specified in writing by Distributor in Distributor's purchase order, Sagent KK shall select the carrier. All freight, insurance, and other shipping expenses, as well as expenses for any special packing requested by Distributor and provided by Sagent KK, shall be paid by Distributor. All shipment and freight charges shall be deemed correct unless Sagent KK receives from Distributor, no later than fifteen
(15) days after the date of shipment, a written notice specifying the shipment, the purchase order number, and the exact nature of the discrepancy between the order and the shipment in number or type of Products shipped, or freight or other charges, as the case may be. Sagent KK may cease any and all shipments of Products until Distributor is in full performance of its obligations under
Article 6 above.

        7.2 Title. Sagent KK shall retain all right, title and interest in and to Products delivered to Distributor until Sagent KK has received all applicable payments therefor.

        7.3 Inspection; Rejection. Distributor shall inspect all Products promptly upon receipt thereof and may reject any defective Product, provided that Distributor shall (i) within the earlier of thirty (30) days after receipt of such alleged defective Product or ten (10) days after discovery of such alleged defect, notify Sagent KK of its rejection and request a Return Material Authorization ("RMA") number, and (ii) within ten (10) days of receipt of the RMA number from Sagent KK return such rejected Product to Sagent KK, freight prepaid and properly insured (such freight and insurance premium being Sagent KK's account). Products not rejected within the foregoing time periods shall be deemed accepted by Distributor. In the event that Sagent KK determines that the returned Product is defective and properly rejected by Distributor, Sagent KK shall at its option, repair or replace such defective Product, or accept return for credit of such defective Product. Sagent KK shall return to
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Distributor, freight prepaid, all repaired or replaced Products properly rejected by Distributor. In the event that any rejected Product is determined by Sagent KK to not be defective or to have been modified or subjected to unusual electrical or physical stress, misuse, abuse or unauthorized repair attributable to Distributor, Distributor shall reimburse Sagent KK for all costs and expenses related to the inspection, repair, if any, and return of such Product to Distributor.

        7.4 Returned Product. Distributor shall only return Products to Sagent KK with Sagent KK's prior written approval. Any Product returned to Sagent KK by Distributor as authorized under this Agreement shall be shipped, freight prepaid, F.O.B. Sagent KK's address first set forth above or such other location as Sagent KK may instruct Distributor, and shall be packed in its original packing material. Sagent KK may refuse to accept any Product not packed and shipped as herein provided.

8.      TECHNICAL SUPPORT


        8.1 Support by Distributor. Distributor shall be solely responsible for supporting all Products distributed hereunder. Distributor shall provide reasonable technical support to customers, including without limitation (i) maintaining trained and competent technical and engineering support personnel for the Products who are sufficiently knowledgeable with respect to the Products to answer customer questions regarding the use and operation of Products, (ii) designating a technical liaison to coordinate Distributor's technical support provided to Customers, (iii) responding promptly to requests for technical support from customers, and (iv) providing technical support services to address and resolve customers' support requests with respect to the Products. Distributor shall ensure that Distributor's technical and engineering support personnel attend any training required by Sagent KK with respect to the Products. Sagent KK shall make available to Distributor such training and technical classes as necessary to comply with this Section 8.1(i).

                  8.1.1 Frontline Support. Distributor shall ensure that all customer questions regarding use or operation of Products are initially addressed to and answered by Distributor. Unless otherwise agreed in writing by Sagent KK,
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Distributor shall not represent to any third party that Sagent KK is available to answer questions from any customer directly.

                  8.1.2 Conformance with Sagent KK Policy. Distributor will provide prompt and effective service and repair of Products in the Territory in accordance with Sagent KK's standard support policies then in effect.

                  8.1.3 Additional Responsibilities. Without limiting the foregoing and in addition to any other obligations set forth in Sagent KK's then current support terms and conditions, Distributor also shall be responsible for
(i) providing sufficient information to Sagent KK for Sagent KK to duplicate any reported error in the Products; (ii) incorporating updates into the Products promptly upon receipt thereof; (iii) reporting errors promptly in Japanese and in writing in accordance with Sagent KK's standard support procedures; and (iv) providing reasonable cooperation and full information to Sagent KK in the furnishing of support for the Products.

        8.2 Support by Sagent KK. Sagent KK shall use reasonable efforts to provide to Distributor such back-up telephone or electronic-mail technical support as Sagent KK makes generally available to its distributors other than Distributor. Such telephone support shall be provided during Sagent KK's normal business hours (Monday through Friday, 9:00 a.m. - 5:00 p.m.) Japanese Standard Time, excluding Sagent KK holidays). With respect to Computer Software Products, Sagent KK will provide support for the then-current versions of such computer software Products, and the latest two versions thereof from then current version. In the case of the Products, Sagent KK shall be responsible for testing of so version upped Product.

               To achieve the objectives of the foregoing, Sagent KK shall maintain trained and competent technical and engineering support personnel for the Products who are sufficiently knowledgeable with respect to the Products to answer customer questions regarding the use and operation of the Products, as well as trained and competent training personnel for the Products who are sufficiently knowledgeable with respect to the Products to answer customer questions regarding the use and operation of the Products.
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        Sagent KK shall furnish Distributor with the following information in a timely manner:

       a.     known bug information and known bug fixes, if any;

       b.     information on road map of future product line;

       c.     technical information on improvement, modification or enhancement;
              and

       d.     other technical information as is reasonably necessary.

        In addition to the above, it is specifically understand and agreed to that Sagent US shall furnish hot-fix as a priority matter.

9.      DISCLAIMER OF WARRANTY


SAGENT KK MAKES NO WARRANTIES OR CONDITIONS, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, AND SAGENT KK SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT, AND ALL OTHER IMPLIED WARRANTIES OR CONDITIONS ARISING FROM COURSE OF DEALING, USAGE OF TRADE OR CUSTOM. NOTWITHSTANDING THE FOREGOING, SAGENT KK DOES NOT EXCLUDE LIABILITY TO THE EXTENT THAT SUCH LIABILITY MAY NOT BE EXCLUDED OR LIMITED BY LAW.

10.     CONFIDENTIALITY AND PROPRIETARY RIGHTS


        10.1 Confidentiality. Distributor acknowledges that by reason of its relationship to Sagent KK hereunder it will have access to certain information and materials concerning Sagent KK's business, plans, customers, technology, and products that are confidential and of substantial value to Sagent KK, which value would be impaired if such information were disclosed to third parties ("Confidential Information"). Distributor agrees that it will not use in any way for its own account or

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the account of any third party, nor disclose to any third party, any
Confidential Information revealed to it by Sagent KK. Distributor shall take every reasonable precaution to protect the confidentiality of Confidential Information. Upon request by Distributor, Sagent KK shall advise whether or not it considers any particular information or materials to be confidential. Distributor shall not publish any technical description of the Products beyond the description published by Sagent KK. In the event of termination of this Agreement, there shall be no use or disclosure by Distributor of any Confidential Information of Sagent KK, and Distributor shall not reproduce, manufacture, have reproduced or have manufactured any computer software programs, devices, components or assemblies utilizing any of Sagent KK's confidential information. The foregoing confidentiality obligation shall cease after two years of at any termination of this Agreement for whatever reason therefor.

        10.2 Proprietary Rights. Distributor agrees that Sagent KK retains all of its right, title and interest in and to all patents, trademarks, trade names, inventions, copyrights, know-how and trade secrets relating to the Products or the product lines that include the Products, and the design, manufacture, operation or service of the Products. The use by Distributor of any of these property rights is authorized only for the purposes herein set forth and upon termination of this Agreement for any reason such authorization will cease. Distributor shall not (and shall require that its customers do not) remove, alter, cover or obfuscate any copyright notices or other proprietary rights notices placed or embedded by Sagent KK on or in any Product.

11.     INTELLECTUAL PROPERTY INDEMNIFICATION


        11.1 Limited Indemnity. Distributor agrees that Sagent KK has the right to defend, or at its option to settle, and Sagent KK agrees, at its own expense, to defend or at its option to settle, any third party claim, suit or proceeding (collectively, "Action") brought against Distributor alleging the Products infringe any U.S.A. or Japanese patent, copyright or trademark in existence as of the Effective Date or comes into existence during the term of this Agreement, subject to the limitations hereinafter set forth. Sagent KK shall have sole control of any such Action or settlement negotiations, and Sagent KK agrees to pay, subject to the limitation hereinafter set forth, any final judgment entered against Distributor on such issue in any such Action defended by Sagent KK. Distributor agrees that Sagent KK will be relieved of the foregoing obligations unless Distributor notifies Sagent KK in writing of such Action within five (5) days after becoming aware of such action, gives Sagent KK authority to proceed as contemplated herein, and gives Sagent KK proper and full information and assistance to settle and/or defend any such Action. If it is adjudicatively determined, or if Sagent KK believes, that the Products, or any part thereof, infringe any patent, copyright or trademark, or if the sale or use of the Products, or any part thereof, is, as a result, enjoined, then Sagent KK may, at its election, option, and expense: (i) procure for Distributor the right under such copyright or trademark to sell or use, as appropriate, the Products or such part thereof; (ii) replace the Products, or part thereof, with other non-infringing suitable products or parts; (iii) suitably modify the Products or part thereof; or (iv) remove the Products, or part thereof, terminate distribution or sale thereof and refund the payments paid by Distributor for such Products less a reasonable amount for use and damage. Sagent KK shall not be liable for any costs or expenses incurred without its prior written authorization, or for any installation costs of any replaced Products.

        11.2 Limitations. Notwithstanding the provisions of Section 11.1 above, Sagent KK assumes no liability for infringement claims arising from (i) combination of the Products or portions thereof with other software not provided by Sagent KK if such infringement would not have occurred but for such combination, or (ii) the modification of the Products or portions thereof unless such modification was made or authorized by Sagent KK, when such infringement would not have occurred but for such modification.

        11.3 Disclaimer. SAGENT KK'S LIABILITY ARISING OUT OF OR RELATING TO THIS ARTICLE 11 SHALL NOT EXCEED THE AGGREGATE AMOUNTS PAID BY DISTRIBUTOR TO SAGENT KK FOR THE ALLEGEDLY INFRINGING PRODUCTS THAT ARE THE SUBJECT OF THE INFRINGEMENT CLAIM. THE FOREGOING PROVISIONS OF THIS ARTICLE 11 STATE THE ENTIRE LIABILITY AND OBLIGATION OF SAGENT KK AND THE EXCLUSIVE REMEDY OF DISTRIBUTOR WITH RESPECT TO ANY ALLEGED

INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS OR ANY PART THEREOF.

12.     LIMITATION OF LIABILITY


IN NO EVENT SHALL SAGENT KK'S LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE AGGREGATE AMOUNTS PAID BY DISTRIBUTOR TO SAGENT KK HEREUNDER, INCLUDING BUT NOT LIMITED TO LIABILITY UNDER ARTICLE 11 ABOVE. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, OR ANY OTHER SPECIAL, RELIANCE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCTS LIABILITY, OR OTHERWISE. THE FOREGOING LIMITATIONS SHALL APPLY REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

13.     TERM AND TERMINATION


        13.1 Term. Unless earlier terminated pursuant to Section 13.2 below or by mutual written consent, this Agreement shall commence upon the Effective Date and continue in full force and effect for an initial term expiring on the date (the "Expiration Date") which is two years after the date ("Acceptance Date") when Distributor notifies Sagent KK in writing of its acceptance of the Japanese. This Agreement automatically shall be extended for additional one (1) year terms unless either party notifies the other in writing of its intent to terminate this Agreement at least three (3) months prior to Expiration Date or its anniversary, provided, however, the quarterly guaranteed minimum revenue stipulated in Exhibit C is agreed upon by Sagent KK and Distributor on or prior to Expiration Date or its anniversary. The forgoing shall apply in mutatis mutandis for so extended term.

        13.2 Termination. This Agreement may be terminated prior to the expiration of the initial term by prior written notice to the other party as follows:

                  13.2.1 By either party upon written notice of termination if the other party breaches any material term or condition of this Agreement and fails to cure that breach within thirty (30) days after receiving written notice stating the nature of the breach and the non-breaching party's intent to terminate; or

                  13.2.2 By either party, effective immediately, if the other party should become the subject of any voluntary or involuntary bankruptcy, receivership, or other insolvency proceedings or make an assignment or other arrangement for the benefit of its creditors, or if such other party should be nationalized or have any of its material assets expropriated; or

                  13.2.3 By Sagent KK, effective immediately, if there should occur any material change in the management, ownership, control, sales personnel, sales and marketing capability, or financial condition of Distributor; or

                  13.2.4 By Sagent KK, effective immediately, if any law or regulation should become adopted or in effect in the Territory that would restrict Sagent KK's termination rights or otherwise invalidate any provisions hereof; or

                  13.2.5 By Sagent KK, effective immediately, if Distributor should violate the terms of Section 15.4; or

                  13.2.6 By Sagent KK, effective immediately, in accordance with provisions of Sections 14.3; or

                  13.2.7 By Sagent KK, effective immediately, if Distributor knowingly makes any false or untrue statements or representations to Sagent KK herein or in the performance of its obligations hereunder.

        13.3 Purchase Orders; No Waiver. Notwithstanding the foregoing, Distributor shall be obligated to accept deliveries of Products for which Purchase Orders were accepted by Sagent KK prior to the effective date of termination. After any notice of termination has been delivered by either party hereunder, deliveries of Product from Sagent KK to Distributor, unless otherwise agreed by Sagent KK in its sole discretion, shall require prepayment by wire transfer by Distributor to Sagent KK. The acceptance of any Purchase Order for the sale of any Product to Distributor after the termination or expiration of this Agreement shall not be construed as a renewal or extension of this Agreement nor as a waiver of termination of this Agreement.

        13.4 Rights of Parties Upon Termination or Expiration. The following provisions shall apply on the termination or expiration of this Agreement.

                  13.4.1 Cessation of Sales Activities. Distributor shall cease all sales and other activities on behalf of Sagent KK and shall return to Sagent KK and immediately cease all use of Confidential Information previously furnished by Sagent KK and then in Distributor's possession. Distributor shall additionally turn over to Sagent KK Distributor's current customer mailing list and take such action as is necessary to terminate Distributor's registration as Sagent KK's sales representative with any governmental authority.

                  13.4.2 Acceleration of Amounts Owed. All indebtedness of Distributor to Sagent KK shall become immediately due and payable without further notice or demand, which is hereby expressly waived, and Sagent KK shall be entitled to reimbursement for any reasonable attorneys' fees that it may incur in collecting or enforcing payment of such obligations;

                  13.4.3 No Obligation to Repurchase. Sagent KK shall have no obligation to repurchase or to credit Distributor for its inventory of Products at the time of termination of this Agreement. Sagent KK may, at its sole option, repurchase from Distributor, at Sagent KK's then current list prices less any applicable then current discounts or at the net prices paid by Distributor, whichever are lower, any or all inventory of Products originally purchased by Distributor from Sagent KK and remaining unsold by Distributor.

        13.5 No Liability for Termination. Except as expressly required by law, in the event of termination of this Agreement by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Sagent KK or Distributor. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

        13.6 Survival. Except for termination by Sagent KK pursuant to Section
13.2.1 above, Distributor may sell Products existing in its inventory as of the effective date of termination of this Agreement for a period of ninety (90) days after the effective date of such termination ("Wind-Down Period"). During the Wind-Down Period, the provisions of Article 14 and Sections 2.2, and 3.7 shall survive. In addition to the foregoing provisions, the following provisions shall survive any termination or expiration of this Agreement: Articles 1, 9, 10 and 11 and 14, and Sections 2.4, 2.6, 5.2, 7.2, 13.4, 13.6, 15.1, 15.3 and 15.5.

14.     COMPLIANCE WITH LAWS


        14.1 Export Control. Any and all obligations of Sagent KK to provide the Products, as well as any technical data, shall be subject in all respects to such United States laws and regulations as will from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U.S. Department of Commerce, Bureau of Export Administration. Distributor represents and warrants that it will not export or re-export the Products or technical data related thereto except in conformity with such laws and regulations.

                  14.1.1 Required Authorization. Distributor agrees that, unless prior written authorization is obtained from the Bureau of Export Administration, or the Export Administration Regulations explicitly permit the export, re-export, and/or transshipment of the Products or technical data disclosed or provided to Distributor, as applicable, without such written authorization, Distributor shall not export, re-export, or transship, directly or indirectly, the Products or technical data, to country groups S or Z (as defined in the Export Administration Regulations), which currently consist Cuba and North Korea, or to Iran, Iraq or Yugoslavia (Serbia and Montenegro), or to any other country as to which the U.S. Government has placed an embargo against the shipment of products, which embargo is in effect during the term of this Agreement.

                  14.1.2 Prohibited Customers. Distributor further agrees not to resell Products to any organization, public or private, which engages in the research or production of military devices, armaments, or any instruments of warfare, including biological, chemical and nuclear warfare.

        14.2 Liability of Sagent KK. The provisions of this Agreement under which the liability of Sagent KK is excluded or limited shall not apply to the extent that such exclusions or limitations are declared illegal or void under the laws applicable in the countries in which Products are sold hereunder.

        14.3 Questionable Payments. Distributor certifies that neither it, nor any of its directors, officers, employees, or agents is an official, agent, or employee of any government or governmental agency or political party or a candidate for any political office on the date of this Agreement. Distributor shall promptly notify Sagent KK of the any event that would or may result in an exception to the foregoing representation. Distributor shall not, directly or indirectly, in the name of, on behalf of, or for the benefit of Sagent KK offer, promise to pay, or pay any compensation, or give anything of value to, any official, agent, or employee of any government or governmental agency, or to any political party or officer, employee, or agent thereof. Distributor shall require each of its directors, officers, employees, and agents to comply with the provisions of this Section 14.3. Any breach of the provisions of this

Section 14.3 shall entitle Sagent KK to terminate this Agreement effective immediately upon written notice to Distributor pursuant to Section 13.2 above.

        14.4 Import Licenses; Exchange Controls; Other Governmental Approvals. Distributor represents and warrants that it shall, at its expense, obtain any and all import licenses and governmental approvals that may be necessary to permit the sale by Sagent KK and the purchase by Distributor of the Products, comply with all registration requirements in the Territory, obtain such approvals from the banking and other governmental authorities of the Territory as may be necessary to guarantee payment of all amounts due hereunder to Sagent KK in U.S. dollars, and comply with any and all governmental laws, regulations, and orders that may be applicable to Distributor by reason of its execution of this Agreement, including but not limited to any requirement to be registered as Sagent KK's independent distributor with any governmental authority, and including but not limited to any and all laws, regulations, or orders that govern or affect the ordering, export, shipment, import, sale (including government procurement), delivery, or redelivery of the Products in the Territory. Distributor shall furnish Sagent KK with such documentation as Sagent KK may request to confirm Distributor's compliance with this Section 14.4 and agrees that it shall not engage in any course of conduct that, in Sagent KK's reasonable belief, would cause Sagent KK to be in violation of the laws of any jurisdiction.

        14.5 Review by Fair Trade Commission. Distributor agrees to file this Agreement, if required, with the Japan Fair Trade Commission (the "JFTC"). Distributor shall provide Sagent KK with English language translations of all notifications filed in connection with this Agreement promptly after such filing. If the JFTC advises or recommends the amendment or deletion of any terms and conditions of, or any addition to, this Agreement pursuant to the Law Relating to Prohibition of Private Monopoly and Methods of Preserving Fair Trade of Japan and the guidelines promulgated thereunder, Distributor shall immediately inform Sagent KK of such advice or recommendation and the parties shall negotiate in good faith to modify this Agreement in accordance with such advice or recommendation. If the parties do not reach agreement within thirty (30) days, either party may terminate this Agreement without incurring any further liability or obligation.

        14.6 Local Law. Distributor will notify Sagent KK of the existence and content of any mandatory provision of law in the Territory or any other applicable law that conflicts with any provision of this Agreement at the time of its execution or thereafter.

15.     MISCELLANEOUS PROVISIONS


        15.1 Governing Law. This Agreement shall be governed by and construed under the law of Japan.

        15.2 Jurisdiction; Venue. Except as set forth in Section 15.3 below, with respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive personal jurisdiction of, and venue in, the District Court of Tokyo, Japan.

        15.3 Arbitration. Any dispute in which less than S200,000 is a issue and no proprietary rights of Sagent KK are at issue shall be submitted to binding arbitration in English, in Tokyo if initiated by Distributor or in Japanese in Tokyo if initiated by Sagent KK, under Commercial Arbitration Rules of the International Chamber of Commerce as then in effect. Three (3) arbitrators will hear the dispute. Each party, within thirty (30) days after receipt of a written demand for arbitration, will choose an impartial, independent arbitrator having knowledge of and experience in dealing with the international computer industry, and the arbitrators so chosen will choose the third and presiding arbitrator, who will be an attorney at law. The award rendered by the arbitrators will be final and binding and maybe enforced by any court of competent jurisdiction, whether or not either party fails or refuses to participate in the arbitration.

        15.4 Assignment. Distributor may not transfer or assign any of its rights or obligations under this Agreement without the prior written consent of Sagent KK. Sagent KK may freely transfer or assign its rights or obligations under this Agreement without the prior written consent of Distributor, provided, however, Sagent KK shall guarantee the transferee's or assignee's strict compliance of any and all terms and conditions hereunder if such transferee or assignee is an Affiliate, as hereinafter defined, of Sagent KK after such transfer or assignment, and Sagent KK shall use its best efforts to inform any transferee or assignee of their obligations after such transfer or assignment if such transferee or assignee is not an Affiliate after such assignment. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns. As used herein, an "Affiliate" of a company shall mean any business entity which Controls, is Controlled by, or is under common Control with Sagent KK. As used herein, "Control" shall mean the ownership of fifty percent (50%) or more of the voting shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

        15.5 No Implied Waivers. The failure of either party at any time to require performance by the other of any provision hereof shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself.

        15.6 Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect. The parties agree to renegotiate in good faith those provisions so held to be invalid to be valid, enforceable provisions which provisions shall reflect as closely as possible the original intent of the parties, and further agree to be bound by the mutually agreed substitute provision.

        15.7 Force Majeure. Except for payment of moneys, neither party shall be liable for failure to fulfill its obligations under this Agreement or any purchase order issued hereunder or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, man-made or natural disasters, earthquakes, fire, riots, flood, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

        15.8 Conflicting Terms. The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms, in any purchase order, sales acknowledgment, confirmation or any other document issued by either party effecting the purchase and/or sale of Products.

        15.9 Headings. Headings of paragraphs herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

        15.10 Notice. Any notice required or permitted to be given under this Agreement shall be delivered (a) by hand, (b) by registered or certified mail, postage prepaid, return receipt requested, to the address of the other party first set forth above, or to such other address as a party may designate by written notice in accordance with this Section 15.10, (c) by overnight courier, or (d) by fax with confirming letter mailed under the conditions described in
(b) above. Notice so given shall be deemed effective when received, or if not received by reason of fault of addressee, when delivered.

        15.11 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions of this Agreement in any other language shall not be binding on the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

        15.12 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. Amendments to this

Agreement must be in writing, signed by the duly authorized officers of the parties. The terms of any purchase order are expressly excluded.

        15.13 Injunctive Relief. Distributor agrees that any violation or threatened violation of Sections 10.1, 10.2 or 13.4.3 will cause irreparable injury to Sagent KK, entitling Sagent KK to obtain injunctive relief in addition to all legal remedies.

        15.14 Guarantee by Sagent Technology, Inc. Sagent US, a California corporation, having office at 2225, E. Bayshore Rd., Suite 100, Palo Alto, CA 94303, U.S.A., a parent company which wholly owns Sagent KK, hereby expressly agrees that it is jointly and severally responsible for any and all Sagent KK's conduct and performance hereunder, compliance hereof, and any other action or non-action required to be taken hereunder.

        In Witness Whereof, the parties hereto have duly executed this Agreement effective as of the Effective Date.


Sagent KK:                             Distributor:

Sagent Technology, Inc.                Kawasaki Steel Systems R&D Corporation


By: /s/ KEN GARDNER                    By: /s/ MASASHI TOMISHIMA
    -----------------------                -----------------------------------
Name: Ken Gardner                      Name: Masashi Tomishima

Title: Chairman and CEO                Title:  President & Director

                                    EXHIBIT A

                                 PRODUCT LISTING


Sagent KK Technology, Inc. Entire Product Line

US based Price list attached


Sagent Data Mart Suite Version 3.0 (US Version) (December 1997)

Sagent Data Mart Suite Version 3.0J (Japanese Version) (February 1998)

                                    EXHIBIT B

                            DISCOUNTS TO LIST PRICES


[*]% Discount off US List Price for all products sold:


In the case of exercise Option:


[*]% Discount off US List Price for all products sold:




* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT C

                                  PAYMENT TERMS


TERMS OF AGREEMENT


Distributor agrees to pay the following cost to Sagent KK for the right to distribute Sagent's products. All Payments to Sagent KK will be based on the guaranteed minimum US Dollar values as stated in paragraph 1 & 2 below. The actual payment amount will then be converted into Yen using the following formula. Using the "closing" TTC exchange rate on the last payment day proceeding the actual payment month, all US dollar values will be converted into
Yen:

# Important: This payment schedule is based on the assumption that the Japanese Version 3.0J is released on Feb 15, 1998 with full functionality as described in the Manuals and that KSD accepts it in two (2) weeks from its receipt.


1)      First Year annual maintenance fee & Sagent KK Training Fee: $[*] USD

        Second Year Annual Maintenance Fee: $[*] USD

2)      (8) Quarterly minimum Guaranteed revenue:

        March 30, 1998                                           $[*] USD
        June 30, 1998                                            $[*] USD
        September 30, 1999                         $[*] USD
        December 31, 1998                          $[*] USD
        March 30, 1999                                           $[*] USD
        June 31, 1999                                            $[*] USD
        September 30, 1999                         $[*] USD
        December 31, 1999                          $[*] USD
in case of exercise of Option:
        March 31, 1999                                           $[*] USD


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        June 30, 1999                                            $[*] USD
        September 30, 1999                         $[*] USD
        December 31, 1999                          $[*] USD





    * Certain information on this page has been omitted and filed separately with the Commission.
      Confidential treatment has been requested with respect to the omitted portions.